FOR IMMEDIATE RELEASE

Contact:	Michele M. Thompson President and Chief Financial Officer
Phone:	(219) 362-7511
Fax:	(219) 326-6048

LAPORTE BANCORP, INC. ANNOUNCES 2013 EARNINGS

LaPorte, Indiana, January 28, 2014 – LaPorte Bancorp, Inc. (the “Company”) (Nasdaq: LPSB), the holding company for The LaPorte Savings Bank (the “Bank”), announced today that its reported net income for the year ended December 31, 2013 totaled $4.0 million, or $0.69 per diluted share, compared to net income of $4.3 million, or $0.72 per diluted share, for the year ended December 31, 2012. The Company’s net income for the three months ended December 31, 2013 totaled $908,000, or $0.16 per diluted share, compared to net income of $945,000, or $0.16 per diluted share, for the comparable period of 2012.

“Our results for 2013 reflect consistent earnings while managing through a challenging interest rate environment and a significant slowdown in residential mortgage activity as refinance activity declined,” said Lee A. Brady, Chief Executive Officer of LaPorte Bancorp, Inc. “As expected, the rise in interest rates in the second half of the year had a significant impact on both our residential mortgage and warehouse lending activity. We spent a great deal of time and resources on building our residential lending team and infrastructure throughout the last six months of 2013 with the opening of our St. Joseph, Michigan loan production office and the addition of a residential originator in our Porter County, Indiana market. As a result, we realized an increase in our mortgage loan originations during the fourth quarter of 2013 compared to the third quarter of 2013. We also saw an increase in new commercial loan originations totaling $10.8 million during the fourth quarter, which helped to increase gross loans by 7.0% from September 30, 2013.”

“Our asset quality has continued to improve throughout 2013 with nonperforming assets decreasing 34.2% from 2012,” continued Brady. “Our nonperforming assets to total assets ratio was 1.16% at December 31, 2013, which is the lowest level we have experienced since September 30, 2008. These positive trends allowed for a significant reduction in our provision for loan losses in 2013 compared to the previous year.”

“During the fourth quarter of 2013, we also implemented a repurchase program for our common stock,” Brady added. “The program was well received, and we have repurchased 302,189 shares for a total of $3.3 million as of January 28, 2014. The repurchases were viewed by the Board of Directors as a way to create long-term shareholder value, and we continue to review strategies for the use of our capital to benefit our shareholders.”

The following table is a summary of the Company’s consolidated net income for the three months ended December 31, 2013 and 2012.

	Three Months Ended December 31,
	2013	2012	$ Change	% Change
	(Unaudited) (Dollars in thousands)
Interest income	$4,439	$4,863	$(424)	(8.7)%
Interest expense	842	952	(110)	(11.6)
Net interest income	3,597	3,911	(314)	(8.0)
Provision for loan losses	(200)	153	(353)	(230.7)
Net interest income after provision for loan losses	3,797	3,758	39	1.0
Noninterest income	545	782	(237)	(30.3)
Noninterest expense	3,095	3,244	(149)	(4.6)
Income before income tax expense	1,247	1,296	(49)	(3.8)
Income tax expense	339	351	(12)	(3.4)
Net income	$908	$945	$(37)	(3.9)

The following table sets forth the average balance sheet, average annualized yield and cost, and certain other information for the three months ended December 31, 2013 and 2012. No tax-equivalent yield adjustments were made. All average balances are daily average balances. Nonaccrual loans were included in the computation of average balances but have been reflected in the table as loans carrying a zero yield. The annualized yields set forth below include the effect of deferred fees, discounts, and premiums that are amortized or accreted to interest income or expense.

	For the Three Months Ended December 31,
	2013			2012
	Average Outstanding Balance	Interest	Yield/Cost	Average Outstanding Balance	Interest	Yield/Cost
	(Unaudited) (Dollars in thousands)
Assets:
Loans	$270,941	$3,480	5.14%	$294,543	$4,027	5.47%
Taxable securities	117,820	529	1.80	82,411	442	2.15
Tax exempt securities	46,884	380	3.24	39,546	340	3.44
Federal Home Loan Bank of Indianapolis stock	3,845	33	3.43	3,817	33	3.46
Fed funds sold and other interest-earning deposits	15,988	17	0.43	21,886	21	0.38
Total interest-earning assets	455,478	4,439	3.90	442,203	4,863	4.40
Noninterest-earning assets	43,535			38,421
Total assets	$499,013			$480,624

Liabilities and equity:
Savings deposits	$61,077	$8	0.05%	$64,204	$8	0.05%
Money market/NOW accounts	119,131	98	0.33	114,018	119	0.42
CDs and IRAs	112,209	404	1.44	125,412	498	1.59
Total interest bearing deposits	292,417	510	0.70	303,634	625	0.82
FHLB advances	61,511	260	1.69	40,683	256	2.52
Subordinated debentures	5,155	71	5.51	5,155	71	5.51
Other secured borrowings	1,362	1	0.29	—	—	—
Total interest-bearing liabilities	360,445	842	0.93	349,472	952	1.09
Noninterest-bearing demand deposits	50,710			49,494
Other liabilities	5,530			5,580
Total liabilities	416,685			404,546
Equity	82,328			76,078
Total liabilities and equity	$499,013			$480,624

Net interest income		$3,597			$3,911
Net interest rate spread			2.96%			3.31%
Net interest-earning assets	$95,033			$92,731
Net interest margin			3.16%			3.54%
Average interest-earning assets to interest-bearing liabilities			126.37%			126.53%

Net interest income decreased $314,000, or 8.0%, to $3.6 million for the three months ended December 31, 2013 from $3.9 million for the prior year period. Net interest margin decreased to 3.16% for the three months ended December 31, 2013 compared to 3.54% for the prior year period. The decrease in the net interest margin was primarily attributable to a decrease in interest income on loans of $547,000 combined with a decrease in yields earned on securities due to the low interest rate environment and a decrease in the average outstanding loan balances over the same time period. This decrease in loan interest income was partially offset by a decrease in interest expense on deposits and borrowings totaling $110,000 during the three months ended December 31, 2013.

Interest income decreased $424,000, or 8.7%, to $4.4 million for the three months ended December 31, 2013 compared to $4.9 million for the prior year period. Interest and fee income on mortgage warehouse loans decreased $366,000 in the fourth quarter of 2013 when compared to the prior year period primarily due to a decrease in both the average outstanding balances and the average yield on such loans. The fourth quarter of 2013 was impacted by the industry-wide decrease in mortgage loan originations and refinances. In addition, interest and fee income from commercial business and commercial real estate loans decreased $57,000 and $39,000, respectively, for the three months ended December 31, 2013 when compared to the prior year period due to decreases in the average outstanding balances and the average yield of such loans. Interest and fees related to mortgage loans held in portfolio decreased by $24,000 due to a decrease of $4.0 million, or 10.6%, in the average outstanding balances which was partially offset by an increase in yields as variable rate mortgages increased as a percentage of total outstanding mortgages from the fourth quarter of 2012.

Interest expense decreased $110,000, or 11.6%, to $842,000 for the three months ended December 31, 2013 compared to $952,000 for the prior year period due to a decrease in interest expense on deposits as average balances and rates paid on deposits decreased during the fourth quarter of 2013.

Noninterest income decreased $237,000, or 30.3%, to $545,000 for the three months ended December 31, 2013 from $782,000 for the prior year period. The primary reason for the decrease in noninterest income was due to a $186,000 decrease in gain on mortgage banking activities as mortgage interest rates were higher during the fourth quarter of 2013 compared to the prior year period. The increase in mortgage rates slowed refinance activity and loan sales during the fourth quarter of 2013. Noninterest income for the fourth quarter of 2013 also decreased due to $223,000 in write-downs to fair value and $28,000 of losses on the sales of other real estate related owned properties compared to write-downs to fair value totaling $28,000 for the prior year period. Partially offsetting these decreases was an increase of $164,000 in net gains on sales of securities for the three months ended December 31, 2013 when compared to the prior year period due to an increase in securities sales in order to manage price volatility risk.

Noninterest expense for the three months ended December 31, 2013 decreased $149,000, or 4.6%, to $3.1 million compared to $3.2 million for the prior year period. This decrease in noninterest expense was primarily due to a decrease in salaries and wages expense totaling $229,000 which was related to decreases in the cost of the supplemental retirement plan. In addition, expense related to the Company's employee stock ownership plan decreased from the prior year period due to the additional shares purchased for the plan from the second step conversion, of which a portion was released and expensed during the fourth quarter of 2012. Occupancy expense also decreased as real estate taxes on banked owned properties decreased $123,000 as a result of LaPorte County finalizing their provisional tax bills for previous years.

Partially offsetting the above decreases in noninterest expense was an increase in bank examination fees of $60,000 due to the timing of loan review and other audits and an increase in collection and other real estate owned related expense of $56,000 due to work-out expense and increased real estate taxes on other real estate owned properties. In addition, other expenses increased $21,000 during the fourth quarter of 2013 compared to the prior year period, primarily due to the Company incurring $150,000 of expenses related to the formation of a captive insurance company which was partially offset by a decrease in charitable contributions, legal and consulting fees, and other expenses. During the fourth quarter of 2012, the Company incurred $58,000 related to the formation of its real estate investment trust.

The following table is a summary of the Company’s consolidated net income for the twelve months ended December 31, 2013 and 2012.

	Twelve Months Ended December 31,
	2013	2012	$ Change	% Change
	(Unaudited) (Dollars in thousands)
Interest income	$17,578	$19,832	$(2,254)	(11.4)%
Interest expense	3,421	4,392	(971)	(22.1)
Net interest income	14,157	15,440	(1,283)	(8.3)
Provision for loan losses	6	1,037	(1,031)	(99.4)
Net interest income after provision for loan losses	14,151	14,403	(252)	(1.7)
Noninterest income	2,987	3,160	(173)	(5.5)
Noninterest expense	11,898	11,782	116	1.0
Income before income tax expense	5,240	5,781	(541)	(9.4)
Income tax expense	1,227	1,496	(269)	(18.0)
Net income	$4,013	$4,285	$(272)	(6.3)

The following table sets forth the average balance sheet, average annualized yield and cost and certain other information for the twelve months ended December 31, 2013 and 2012. No tax-equivalent yield adjustments were made. All average balances are daily average balances. Nonaccrual loans were included in the computation of average balances, but have been reflected in the table as loans carrying a zero yield. The annualized yields set forth below include the effect of deferred fees, discounts and premiums that are amortized or accreted to interest income or expense.

	For the Twelve Months Ended December 31,
	2013			2012
	Average Outstanding Balance	Interest	Yield/Cost	Average Outstanding Balance	Interest	Yield/Cost
	(Unaudited) (Dollars in thousands)
Assets:
Loans	$268,098	$13,972	5.21%	$292,882	$16,362	5.59%
Taxable securities	107,625	1,948	1.81	85,910	1,933	2.25
Tax exempt securities	43,418	1,439	3.31	38,189	1,374	3.60
Federal Home Loan Bank of Indianapolis stock	3,824	133	3.48	3,817	116	3.04
Fed funds sold and other interest-earning deposits	19,993	86	0.43	11,371	47	0.41
Total interest-earning assets	442,958	17,578	3.97	432,169	19,832	4.59
Noninterest-earning assets	41,689			39,656
Total assets	$484,647			$471,825

Liabilities and equity:
Savings deposits	$59,286	33	0.06%	$57,587	29	0.05%
Money market/NOW accounts	117,333	400	0.34	107,753	483	0.45
CDs and IRAs	112,436	1,735	1.54	135,334	2,350	1.74
Total interest bearing deposits	289,055	2,168	0.75	300,674	2,862	0.95
FHLB advances	50,097	969	1.93	53,292	1,209	2.27
Subordinated debentures	5,155	281	5.45	5,155	282	5.47
FDIC guaranteed unsecured borrowings	—	—	—	613	37	6.04
Other secured borrowings	642	3	0.47	234	2	0.85
Total interest-bearing liabilities	344,949	3,421	0.99	359,968	4,392	1.22
Noninterest-bearing demand deposits	50,686			44,016
Other liabilities	5,521			5,799
Total liabilities	401,156			409,783
Equity	83,491			62,042
Total liabilities and equity	$484,647			$471,825

Net interest income		$14,157			$15,440
Net interest rate spread			2.98%			3.37%
Net interest-earning assets	$98,009			$72,201
Net interest margin			3.20%			3.57%
Average interest-earning assets to interest-bearing liabilities			128.41%			120.06%

Net interest income decreased $1.3 million, or 8.3%, to $14.2 million for the twelve months ended December 31, 2013 from $15.4 million for the prior year period. Net interest margin decreased to 3.20% for the twelve months ended December 31, 2013 compared to 3.57% for the prior year period. The decrease in the net interest margin was partially due to a decrease in interest income on loans of $2.4 million and yields earned on securities due to the continued low interest rate environment combined with an 8.5% decrease in average outstanding loan balances over the same time period. This decrease in loan interest income was partially offset by a decrease in interest expense on deposits and borrowings totaling $971,000 during the twelve months ended December 31, 2013.

Interest income decreased $2.3 million, or 11.4%, to $17.6 million for the twelve months ended December 31, 2013 compared to $19.8 million for the prior year period. Interest and fee income on mortgage warehouse loans decreased $914,000 in 2013 when compared to the prior year period primarily due to a decrease in both the average outstanding balances and the average yield on such loans. The second half of 2013 was impacted by the industry-wide decrease in mortgage originations and refinances due to rising rates on mortgage loans. In addition, interest and fee income from commercial real estate loans and residential mortgage loans held in portfolio decreased $444,000 and $469,000, respectively, for the twelve months ended December 31, 2013 when compared to the prior year period due to decreases in the average outstanding balances combined with lower average yields earned on such loans.

Interest expense on deposits and borrowings decreased $971,000, or 22.1%, to $3.4 million for the twelve months ended December 31, 2013 compared to $4.4 million for the prior year period. The decrease was related to decreases in the average balances and interest rates paid on both deposits and borrowings during 2013.

Noninterest income decreased slightly to $3.0 million for the twelve months ended December 31, 2013 from $3.2 million for the comparable 2012 period. Gains on mortgage banking activities decreased $424,000 during the twelve months ended December 31, 2013 due to decreases in refinance and purchase activity as mortgage rates increased during the second half of 2013. In addition, other income decreased $183,000 during 2013 when compared to the prior year period due to gains realized in 2012 on the call of certain brokered deposits combined with lower wire transfer fees realized as a result of the decrease in mortgage warehouse activity. Partially offsetting these decreases was an increase of $340,000 from net gains on sales of securities, which were realized to reduce price volatility, and an increase of $129,000 in loan servicing fees due to recent increases in mortgage interest rates which reduced the provision for the valuation allowance on mortgage servicing rights required during 2013.

Noninterest expense for the twelve months ended December 31, 2013 increased $116,000, or 1.0%, to $11.9 million compared to $11.8 million for the prior year period. This increase in noninterest expense was primarily due to an increase in data processing of $103,000 for the twelve months ended December 31, 2013 when compared to the prior year period due to processing expenses related to the establishment of a real estate investment trust, annual fees related to the Bank’s mobile banking service during 2013, and costs related to certain system upgrades and higher annual license and maintenance fees. The real estate investment trust company was established in January 2013 and the Bank’s mobile banking service was implemented beginning in June 2012. Collection and other real estate owned expense increased $99,000 during the 2013 period compared to the prior year due to increased real estate taxes related to the number of properties held during 2013 when compared to 2012. In addition, other expenses increased $56,000 during 2013 compared to 2012, primarily due to the Company incurring $150,000 of expenses related to the formation of a captive insurance company, which was partially offset by a decrease in charitable contributions, legal and consulting fees, and other expenses. During 2012, the Company incurred $58,000 related to the formation of its real estate investment trust.

These above increases in noninterest expense were partially offset by a decrease in occupancy expense totaling $174,000 primarily related to a reduction in real estate taxes on bank owned properties as LaPorte County finalized the provisional tax bills related to previous years. Salaries and wages expense also decreased for the twelve months ended December 31, 2013 by $40,000 which was primarily related to a decrease in the costs of the supplemental retirement plan as well as an increase in the deferred lending costs from new loan originations in 2013. These decreases in salaries and wages expense were partially offset by increases in payroll expense primarily attributable to an increase in the number of mortgage banking personnel compared to the prior year period and normal annual merit pay increases.

Asset quality metrics continued to improve during the twelve months ended December 31, 2013. Total nonperforming loans decreased $3.5 million, or 41.3%, to $4.9 million at December 31, 2013 compared to $8.4 million at December 31, 2012. At December 31, 2013, nonperforming loans to total loans ratio decreased to 1.65% from 2.63% at December 31, 2012. Total nonperforming assets decreased $3.2 million, or 34.2%, to $6.1 million at December 31, 2013 from $9.3 million at December 31, 2012. At December 31, 2013, nonperforming assets to total assets ratio decreased to 1.16% from 1.88% at December 31, 2012. The allowance for loan losses to nonperforming loans increased to 79.6% at December 31, 2013 compared to 51.5% at December 31, 2012 primarily due to the decrease in nonperforming loans during 2013.

Commercial real estate nonperforming loans decreased by $1.8 million, or 68.1%, during the twelve months ended December 31, 2013 due to the payoff of one relationship totaling $508,000, the transfer to other real estate owned of three relationships totaling $936,000, and the charge-off of one relationship totaling $379,000. In addition, total nonperforming loans decreased from September 30, 2013 due to the fourth quarter sale of an impaired loan secured by land which resulted in a charge-off totaling $112,000 that had been specifically reserved for during the third quarter of 2013.

For the three months ended December 31, 2013, the provision for loan losses was a credit of $200,000 compared to expense of $153,000 for the prior year period. For the twelve months ended December 31, 2013, provision for loan losses decreased to $6,000 from $1.0 million for the prior year period. The decrease in the provision for both time periods was primarily due to a decrease in the total outstanding gross loan balances when compared to December 31, 2012, a $384,000 decrease in specific reserve requirements related to one commercial real estate relationship based upon updated appraisals, and a continued improvement in asset quality metrics. Gross loans decreased, $20.8 million, or 6.5%, to $297.2 million at December 31, 2013 compared to $318.0 million at December 31, 2012. The provision amounts recorded reflect management’s continuing assessment of the credit quality of the Company’s loan portfolio, which is impacted by various trends, including nonperforming loans, classified assets, charge-off ratios, delinquencies, and current economic conditions. The allowance for loan losses to total loans ratio was relatively stable at 1.31% at December 31, 2013 when compared to 1.35% at December 31, 2012. The allowance for loan losses to total loans ratio was impacted by the decrease in gross loans and the decrease in specific reserve allocations of $332,000 when comparing balances at December 31, 2013 to December 31, 2012.

Total assets at December 31, 2013 increased $34.1 million, or 6.9%, to $526.9 million compared to $492.8 million at December 31, 2012. Total deposits at December 31, 2013 decreased $2.3 million, or 0.7%, to $346.7 million from $349.0 million at December 31, 2012 due to a decrease in time deposits of $7.1 million which were partially offset by an increase of $4.7 million in interest-bearing checking and savings accounts. Total equity decreased $3.7 million to $80.3 million at December 31, 2013 compared to $84.1 million at December 31, 2012 primarily due to a $4.2 million decrease in accumulated other comprehensive income as unrealized securities gains decreased as a result of rising interest rates during 2013 and dividends paid during 2013 totaling $987,000. In addition, total equity decreased by $3.2 million as the Company repurchased 296,009 shares of its common stock in accordance with its repurchase plan announced in October 2013. There were 14,800 shares remaining to be repurchased under this plan at December 31, 2013. These decreases in total equity were partially offset by a $3.0 million increase in retained earnings.

At December 31, 2013, the Bank was considered well capitalized and exceeded its applicable regulatory capital requirements with Tier 1 leverage, Tier 1 risk-based capital, and total risk-based capital ratios of 13.0%, 18.0%, and 19.1%, respectively.

LaPorte Bancorp, Inc. is a Maryland chartered stock holding company. The Company is headquartered at 710 Indiana Avenue, LaPorte, Indiana. Founded in 1871, The LaPorte Savings Bank is an Indiana-chartered savings bank that operates eight full service locations in the LaPorte and Porter County regions in Northwest Indiana. As a community-oriented savings bank, the Bank offers a variety of deposit and loan products to individuals and small businesses. Investors may obtain additional information about LaPorte Bancorp, Inc. and the Bank on the Internet at www.laportesavingsbank.com under Investor Relations. All information at and for the periods ended December 31, 2013 and 2012 has been derived from unaudited financial information.

LAPORTE BANCORP, INC.
Selected Financial Data and Ratios
(Unaudited)
(Dollars in thousands)

	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012
Balance Sheet Data
Total assets	$526,881	$499,639	$486,221	$484,248	$492,755
Cash and cash equivalents	18,219	7,344	11,758	4,704	6,857
Interest-earning time deposits in other financial institutions	6,642	7,631	7,631	7,876	7,141
Investment securities	164,272	167,709	152,739	139,097	125,620
Federal Home Loan Bank stock	4,375	3,817	3,817	3,817	3,817
Loans held for sale, at fair value	1,118	408	2,007	2,296	1,155
Loans, gross	297,190	277,836	274,153	295,727	318,000
Allowance for loan losses	3,905	4,227	4,237	4,220	4,308
Deposits	346,701	335,447	343,148	340,526	348,970
Federal Home Loan Bank of Indianapolis advances	86,777	69,990	50,023	47,712	49,009
Other borrowings	7,570	5,555	5,155	6,155	5,155
Total equity	80,335	83,401	82,855	84,611	84,055

Credit Quality
Total nonperforming assets	$6,096	$7,679	$7,706	$9,133	$9,260
Total nonperforming loans	4,908	6,062	6,276	7,813	8,358

Asset Quality Ratios
Nonperforming assets to total assets	1.16%	1.54%	1.58%	1.89%	1.88%
Nonperforming loans to total loans	1.65	2.18	2.29	2.64	2.63
Allowance for loan losses to nonperforming loans	79.56	69.73	67.52	54.01	51.54
Allowance for loan losses to total loans	1.31	1.52	1.55	1.43	1.35
Net charge-offs to average loans outstanding (QTD annualized)	0.18	0.17	0.13	0.13	0.20

LAPORTE BANCORP, INC.
Selected Financial Data and Ratios
(Unaudited)
(Dollars in thousands)

	For the Three Months Ended
	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012
Income Statement Data
Interest income	$4,439	$4,282	$4,417	$4,440	$4,863
Interest expense	842	855	850	874	952
Net interest income	3,597	3,427	3,567	3,566	3,911
Provision for loan losses	(200)	100	103	3	153
Net interest income after provision for loan losses	3,797	3,327	3,464	3,563	3,758
Noninterest income	545	635	901	906	782
Noninterest expense	3,095	2,895	2,861	3,047	3,244
Income before income tax expense	1,247	1,067	1,504	1,422	1,296
Income tax expense	339	199	355	334	351
Net income	$908	$868	$1,149	$1,088	$945

Net income per share:
Basic	$0.16	$0.15	$0.20	$0.19	$0.16
Diluted	0.16	0.15	0.20	0.19	0.16

Book value per share	$13.56	$13.42	$13.35	$13.64	$13.55
Tangible book value per share	12.09	12.01	11.94	12.22	12.13

Return on average assets (QTD annualized)	0.73%	0.72%	0.94%	0.92%	0.79%
Return on average equity (QTD annualized)	4.41	4.20	5.30	5.17	4.97
Net interest margin (QTD annualized)	3.16	3.11	3.26	3.27	3.54
Efficiency ratio	74.72	71.27	66.09	68.12	69.12

LAPORTE BANCORP, INC.
Selected Financial Data and Ratios
(Unaudited)
(Dollars in thousands)

	December 31, 2013	December 31, 2012
Nonaccrual loans:
Real estate:
One- to four-family	$1,044	$1,831
Commercial	843	2,642
Land	2,748	2,985
Total real estate	4,635	7,458
Consumer and other loans:
Home equity	43	53
Automobile and other	3	5
Total consumer and other loans	46	58
Total nonaccruing troubled debt restructured	227	842
Total nonaccrual loans	4,908	8,358

Loans greater than 90 days delinquent and still accruing	—	—

Total nonperforming loans	4,908	8,358

Foreclosed assets:
One- to four-family	281	133
Commercial	646	384
Land	261	385
Total foreclosed assets	1,188	902

Total nonperforming assets	$6,096	$9,260

This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as “will,” “expected,” “believe,” and “prospects,” involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions. LaPorte Bancorp, Inc. undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.